Exhibit 99.1

Quotient Limited Provides Second Quarter Fiscal 2022 Results

•	Alba by Quotient: Revenues exceeded guidance; Achieved year-over year growth in Q2 FY 2022 of 15.9%
•	Financial Position: Available cash & short-term investments of $141.8 million
•	Business Update: Communication issued on November 9, 2021; providing a progress update on development and upcoming commercialization

JERSEY, Channel Islands, November 15, 2021 (GLOBE NEWSWIRE) -- Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company (Quotient or the Company), headquartered in Eysins, Switzerland, today reported its financial results for the second quarter of fiscal year 2022 and filed the quarterly report on Form 10-Q.

Alba by Quotient – Revenues exceeded guidance and continued to drive double digit growth. Generated $9.2 million product sales in the second quarter, growing 15.9% over Q2 of FY 2021. Alba’s sales to OEM customers grew 18.6% versus a decline of -5.3% in the first quarter year-over-year.

Financial Position: The Company reports a solid cash position with a total of cash and short-term investments of $141.8 that will allow the company to continue to develop the MosaiQ pipeline and execute on the European launch of the MosaiQ platform as soon as the Immunohematology CE mark is obtained.

During the Quarter, a total payout of $11.2 million related to the Credit Suisse Supply Chain Finance funds was received.

Subsequent to the end of the second quarter of FY 2022, the Company successfully amended the Senior Notes Indenture, postponing principal payments by 18 months and reducing the Company’s near-term cash obligations by approximately $60 million over the next two years.

Form 10-K/A and Form 10-Q/A restatements

On November 15, the Company filed an amended Form 10-K for the fiscal year ended March 31, 2021 and an amended Form 10-Q’s for the quarter ended June 30, 2021, which reflected restated financial statements in connection with the previously announced non-cash adjustment in connection to its Senior Secured Notes and related royalty rights agreements. The adjustment amounted to approximately $0.2 million in FY2019, $3.0 million in FY 2020, $3.9 million in FY 2021 and $2.4 million in the first quarter of FY 2022 in non-cash interest expenses and increase in long term liabilities.

Fiscal Second Quarter Financial Results

The Alba by Quotient reagent business exceeded guidance and generated product sales of $9.2 million in the second quarter of FY 2022, up 15.9% from the quarter ended September 30, 2020. OEM sales increased by 18.6% and sales to direct customers and distributors were up 11.5% vs. Q2 FY 2021. In the quarter ended September 30, 2021, gross margin on product sales was at 47.5% compared to the gross margin of 47.3% reported in the quarter ended September 30, 2020.

Key revenue and profit results are summarized below (expressed in thousands, except percentages).

	Quarter ended		Six months ended
	September 30,		September 30,
	2021	2020	2021		2020
Revenue:
Product sales —OEM customers	$5,969	$5,034	$11,825		$11,218
Product sales — direct customers and distributors	3,279	2,942	6,424		5,571
Product sales – MosaiQ	36	567	76		678
Other revenues	183	7,523	231		7,523
Total revenue	$9,467	$16,066	$18,556		$24,990

Product sales from standing orders (%)	67%	67%	67%		68%

Gross profit	$4,592	$11,567	$8,904		$15,077
Gross profit as a % of total revenue	48.5%	72.0%	48.0%		60.3%
Gross margin on product sales (%)	47.5%	47.3%	47.	3%	43.2%
Operating (loss)	$(23,824)	$(12,963)	$(45,712)		$(32,649)

Total Operating expenses for the quarter increased by $3.9 million or 15.8% compared to the second quarter of the prior fiscal year. This increase is primarily driven by higher R&D spend related to the ongoing MosaiQ Field Trials.

Capital expenditures totaled $0.3 million in the quarter ended September 30, 2021, compared with $1.3 million in the quarter ended September 30, 2020.

Interest expense for the quarter increased by $3.1 million compared to Q2 of FY 2021. The increase in interest expense is primarily due to higher interest cost related to the convertible debt.

As at September 30, 2021 Quotient had $141.8 million in cash and other short-term investments and $232 million of debt and $8.3 million in an offsetting long-term cash reserve account.

Outlook for the Fiscal Year Ending March 31, 2022, remains unchanged

•	Total product sales of Alba by Quotient reagents continue to be expected in the range of $35.5 to $36.5 million compared to product sales in FY 2021 of $34.5 million. No other revenues are expected.
•	Capital expenditures in the range of $5 to $10 million.
•	Average monthly cash use for operations in the range of $6.5 to $7 million (excluding debt service cost and capital expenditures)

Alba by Quotient product sales in the third quarter of FY 2022 are expected to be within the range of $9.1 to $9.7 million, compared with $8.4 million for the second quarter of FY 2021.

The Company is not providing guidance on the operating loss.

Quarterly product sales can fluctuate depending upon the shipment cycles for red blood cell-based products, which account for approximately two-thirds of current product sales. These products typically experience 13 shipment cycles per year, equating to three shipments of each product per quarter, except for one quarter per year when four shipments occur. The timing of shipment of bulk antisera products to OEM customers may also move revenues from quarter to quarter. Some seasonality in demand is also experienced around holiday periods in both Europe and the United States. As a result of these factors, Quotient expects to continue to see seasonality and quarter-to-quarter variations in product sales.

About Quotient Limited

Building on over 30 years of experience in transfusion diagnostics, Quotient is a commercial-stage diagnostics company committed to delivering solutions that reshape the way diagnostics is practiced. MosaiQ, Quotient’s proprietary multiplex microarray technology, offers the world’s first fully automated, consolidated testing platform, allowing for multiple tests across different modalities. MosaiQ is designed to be a game-changing solution, which Quotient believes will increase efficiencies, improve clinical practice, deliver significant workflow improvements, and create operational cost savings to laboratories around the world. Quotient's operations are based in Eysins, Switzerland, and Edinburgh, Scotland, and Newtown, Pennsylvania.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQ and other new products (including the potential for using the Company’s MosaiQ technology to infectious disease diagnostics), current estimates of third quarter and full year fiscal 2022 operating results and expectations regarding our future funding sources. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceedings; continued or worsening adverse conditions in the general domestic and global economic markets, including as a result of the global COVID-19 pandemic; as well as the other risks set forth in the Company's filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo, Quotient MosaiQ and MosaiQ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT: Ali Kiboro, Chief Financial Officer – ir@quotientbd.com; +41 22 545 52 26

Quotient Limited
Condensed Consolidated Statements of Comprehensive Loss
(in thousands, except share and per share amounts) (Unaudited)

	Quarter ended September 30,		Six months ended September 30,
	2021	2020	2021	2020
Revenue:
Product sales	$9,284	$8,543	$18,325	$17,467
Other revenues	183	7,523	231	7,523
Total revenue	9,467	16,066	18,556	24,990
Cost of revenue	(4,875)	(4,499)	(9,652)	(9,913)
Gross profit	4,592	11,567	8,904	15,077
Operating expenses:
Sales and marketing	(2,640)	(2,231)	(5,133)	(4,474)
Research and development, net of government grants	(15,754)	(12,743)	(29,285)	(24,158)
General and administrative expense:
Compensation expense in respect of share options and management equity incentives	(1,404)	(1,324)	(3,227)	(2,284)
Other general and administrative expenses	(8,618)	(8,232)	(16,971)	(16,810)
Total general and administrative expense	(10,022)	(9,556)	(20,198)	(19,094)
Total operating expense	(28,416)	(24,530)	(54,616)	(47,726)
Operating loss	(23,824)	(12,963)	(45,712)	(32,649)
Other income (expense):
Interest expense, net	(9,352)	(6,297)	(12,354)	(13,228)
Other, net	5,916	5,354	4,184	5,562
Other income (expense), net	(3,436)	(943)	(8,170)	(7,666)
Loss before income taxes	(27,260)	(13,906)	(53,882)	(40,315)
Provision for income taxes	155	151	(515)	304
Net loss	$(27,105)	$(13,755)	$(54,397)	$(40,011)
Other comprehensive income (loss):
Change in fair value of effective portion of foreign currency cash flow hedges	$(231)	$279	$(343)	$276
Unrealized gain (loss) on short-term investments	(72)	(79)	(193)	(483)
Foreign currency gain (loss)	1,852	(3,803)	2,010	(3,632)
Provision for pension benefit obligation	14	14	29	(148)
Other comprehensive income (loss), net	1,563	(3,589)	1,503	(3,987)
Comprehensive loss	$(25,542)	$(17,344)	$(52,894)	$(43,998)
Net loss available to ordinary shareholders - basic	$(27,105)	$(13,755)	$(54,397)	$(40,011)
Net loss available to ordinary shareholders - diluted	$(33,858)	$(13,755)	$(54,397)	$(40,011)
Loss per share - basic	$(0.27)	$(0.16)	$(0.54)	$(0.49)
Loss per share - diluted	$(0.28)	$(0.16)	$(0.54)	$(0.49)
Weighted-average shares outstanding - basic	101,567,664	83,949,195	101,479,690	82,227,052
Weighted-average shares outstanding - diluted	120,086,178	83,949,195	101,479,690	82,227,052

Quotient Limited
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2021	March 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$120,978	$45,673
Short-term investments	20,792	65,999
Trade accounts receivable, net	5,000	5,323
Inventories	25,014	22,011
Prepaid expenses and other current assets	7,332	4,870
Total current assets	179,116	143,876
Restricted cash	8,302	9,024
Property and equipment, net	35,802	39,071
Operating lease right-of-use assets	20,720	22,011
Intangible assets, net	568	619
Deferred income taxes	240	255
Other non-current assets	4,845	4,956
Total assets	$249,593	$219,812
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,488	$4,659
Accrued compensation and benefits	6,367	12,343
Accrued expenses and other current liabilities	14,946	14,009
Current portion of long-term debt	—	24,167
Current portion of operating lease liability	3,192	3,446
Current portion of finance lease obligation	661	835
Total current liabilities	30,654	59,459
Long-term debt, less current portion	231,964	145,059
Convertible loan derivatives	20,632	—
Operating lease liability, less current portion	20,160	20,907
Finance lease obligation, less current portion	519	445
Deferred income taxes	1,706	1,152
Defined benefit pension plan obligation	7,286	6,896
7% Cumulative redeemable preference shares	22,000	21,475
Total liabilities	334,921	255,393
Commitments and contingencies
Shareholders' equity (deficit):
Ordinary shares (nil par value) 101,591,632 and 101,264,412 issued and outstanding at September 30, 2021 and March 31, 2021 respectively	540,733	540,813
Additional paid in capital	41,343	38,116
Accumulated other comprehensive loss	(13,095)	(14,598)
Accumulated deficit	(654,309)	(599,912)
Total shareholders' equity (deficit)	(85,328)	(35,581)
Total liabilities and shareholders' equity (deficit)	$249,593	$219,812

Quotient Limited
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended September 30,
	2021	2020
OPERATING ACTIVITIES:
Net loss	$(54,397)	$(40,011)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and loss on disposal of fixed assets	3,850	4,131
Share-based compensation	3,227	2,284
Increase in deferred lease rentals	347	346
Swiss pension obligation	354	516
Amortization of deferred debt issue costs and discount	2,233	4,830
Change in fair value of convertible loan derivatives	(7,270)	—
Accrued preference share dividends	525	525
Income taxes	605	(304)
Net change in assets and liabilities:
Trade accounts receivable, net	252	1,093
Inventories	(3,091)	(1,411)
Accounts payable and accrued liabilities	3,558	1,390
Accrued compensation and benefits	(5,953)	(2,215)
Other assets	(2,934)	(1,807)
Net cash used in operating activities	(58,694)	(30,633)
INVESTING ACTIVITIES:
Increase in short-term investments	(4,500)	(72,247)
Realization of short-term investments	49,232	44,016
Purchase of property and equipment	(1,716)	(2,069)
Net cash from (used in) investing activities	43,016	(30,300)
FINANCING ACTIVITIES:
Repayment of finance leases	(341)	(356)
Proceeds from issuance of long-term debt	104,222	—
Debt issuance costs	(3,732)	—
Repayment of long-term debt	(12,083)	—
(Cost of) proceeds from issuance of ordinary shares and warrants	(80)	80,838
Net cash generated from financing activities	87,986	80,482
Effect of exchange rate fluctuations on cash and cash equivalents	2,275	(5,333)
Change in cash and cash equivalents	74,583	14,216
Beginning cash and cash equivalents	54,697	12,940
Ending cash and cash equivalents	$129,280	$27,156
Supplemental cash flow disclosures:
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$120,978	$18,125
Restricted cash	$8,302	9,031
Total cash, cash equivalents and restricted cash	$129,280	$27,156